Exhibit 3.2

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number
	/s/ Ross Miller	20130681758-61
Certificate of Withdrawal of Certificate of Designation	Ross Miller	Filing Date and Time
(PURSUANT TO NRS 78.1955(6))	Secretary of State	10/18/2013 11:08 AM
	State of Nevada	Entity Number
C8467-1997

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of

Certificate of Designation

for Nevada Profit Corporations

(Pursuant to NRS 78.1955(6))

1. Name of corporation:

Gasco Energy, Inc.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the Proper Officers of the Corporation be, and each of them hereby is, authorized and directed to withdraw the Certificates of Designation establishing the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock; and

RESOLVED FURTHER, that for purpose of this resolution, all references to the “Proper Officers” of the Corporation shall mean, at any given time, each or any one or more of the Corporation’s duly elected Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Controller, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary, or any Director.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

/s/ Richard Langdon
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to Include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Withdrawal of Designation
Revised: 3-12-09